Exhibit 3.29

MICHIGAN DEPARTMENT OF LABOR & ECONOMIC GROWTH

BUREAU OF COMMERCIAL SERVICES

Date Received	(FOR BUREAU USE ONLY)
This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

Name
Jeffrey S. Battershall – Warner Norcross & Judd LLP

Address
900 Fifth Third Center, 111 Lyon Street, N.W.

City	State	Zip Code
Grand Rapids	Michigan	49503	EFFECTIVE DATE:

Document will be returned to the name and address you enter above.

If left blank document will be mailed to the registered office.

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Profit and Nonprofit Corporations

(Please read information and Instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations); the undersigned corporation executes the following Certificate:

1. The present name of the corporation is: Cello-Foil Products, Inc.

2. The Identification number assigned by the Bureau is: 163165

3. Article IV of the Articles of incorporation is hereby amended to read in its entirety as follows:

The total authorized capital stock of the corporation is Three Million (3,000,000) shares of capital stock of which One Hundred Thousand (100,000) shares are preferred, without par value, and Two Million Nine Hundred Thousand (2,900,000) are common, divided into two classes, as follows:

1. One Million Four Hundred Fifty Thousand (1,450,000) shares of Class A Common Stock, without par value; and

2. One Million Four Hundred Fifty Thousand (1,450,000) shares Class B Common Stock, without par value.

A. Provisions Applicable to Common Stock.

(i) Voting Rights. Class A Common Stock shall have full voting power, and Class B Common Stock shall have no voting power for any purposes except as otherwise provided by the laws of the State of Michigan and shall not be entitled to notice of meetings of the shareholders. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of stock standing in its name on the books of the corporation for all purposes.

GOLD SEAL APPEARS ONLY ON ORIGINAL

(ii) No Preference. All shares of Class A Common Stock and all shares of Class B Common Stock shall be of equal rank with each other, and shall be identical with each other in all respects, except for the Voting Rights described in this Article.

(iii) Dividends. The holders of common stock shall be entitled to receive, to the extent permitted by law, dividends and distributions that are declared from time to time by the board of directors, but subject to the preferential, participation, and other rights of holders of preferred stock, if any, provided in resolutions providing for the issuance of the shares of preferred stock.

(iv) Rights on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of the common stock are entitled to receive all of the remaining assets of the corporation ratably in proportion to the number of shares of common stock held by them, but subject to the preferential, participation, or other rights of holders of preferred stock, if any, provided in resolutions providing for the issuance of the shares of preferred stock.

B. Provisions Applicable to Preferred stock.

(i) Provisions to be Fixed by the Board of Directors. The board of directors may at any time, and from time to time, provide for the issuance of shares of preferred stock in one or more series, each with such designations and, relative to the common stock and to other series of the preferred stock, such voting, distribution, dividend, liquidation, conversion, participation, redemption, and other rights, preferences, limitation, and restrictions, if any, as shall be stated in resolutions providing for the issuance of shares of preferred stock and as are not inconsistent with these Articles or any amendments hereto.

(ii) Preferences. Except as provided in resolutions providing for the issuance of shares of preferred stock, all shares of preferred stock shall be identical.

COMPLETE ONLY ONE OF THE FOLLOWING:

4.	(For amendments adopted by unanimous consent of incorporators before the first meeting of the board of directors or trustees.)

The foregoing amendment to the Articles of incorporation was duly adopted on the      day of                     ,             , in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

Signed this      day of                     ,

(Signature)	(Signature)
(Type of Print Name)	(Type of Print Name)
(Signature)	(Signature)

GOLD SEAL APPEARS ONLY ON ORIGINAL

5.	(For profit and nonprofit corporations whose Articles state the corporation is organized on a stock or on a membership basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the 21st day of September, 2005, by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

☐	at a meeting the necessary votes were cast in favor of the amendment.

☐	by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of incorporation).

☒	by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

☐	by consents given by electronic transmission in accordance with Section 407(3) if a profit corporation.

☐	by the board of a profit corporation pursuant to section 611(2).

Profit Corporations and Professional Service Corporations	Nonprofit Corporations

Signed this 21st day of September, 2005	Signed this day of ,

By	By	(Signature of President, Vice-President, Chairperson or Vice-Chairperson)
(Signature of an authorized officer or agent)

Gerald Woelcke
(Type or Print Name)		(Type or Print Name)

6.	(For a nonprofit corporation whose Articles state the corporation is organized on a directorship basis.)

The foregoing amendment to the Articles of Incorporation was duly adopted on the      day of                     ,              by the directors of a nonprofit corporation whose articles of incorporation state it is organized on a directorship basis (check one of the following)

☐	at a meeting the necessary votes were cast in favor of the amendment

☐	by written consent of all directors pursuant to Section 525 of the Act.

Signed this Day of ,

By
(Signature of President, Vice-President, Chairperson or Vice-Chairperson)

(Type or Print Name)	(Type or Print Title)

GOLD SEAL APPEARS ONLY ON ORIGINAL

Michigan Department of Labor & Economic Growth

Filing Endorsement

This is to Certify that the CERTIFICATE OF AMENDMENT – CORPORATION for

CELLO-FOIL PRODUCTS, INC.

ID NUMBER: 163165

received by facsimile transmission on September 22, 2005 is hereby endorsed filed on September 23, 2005 by the Administrator. The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.

In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 23rd day of September, 2005.
, Director

GOLD SEAL APPEARS ONLY ON ORIGINAL Sent by Facsimile Transmission 05268	Bureau of Commercial Services